EXHIBIT 3.1.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate. biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                  ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:  ABC Funding, Inc.

          Article I:    The name of the Corporation is: “Cross Canyon Energy Corp."

    The Articles of Incorporation of the Corporation are further amended to increase the number of authorized shares of common stock by replacing paragraph a) of Article III thereof with the following new paragraph a):

Article III:    a)  The Corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
Common	149,000,000	$0.001
Preferred	1,000,000	$0.001

2. The articles have been amended as follows (provide article numbers, if available):

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:   14,151,000

4. Effective date of filing (optional):   March 24, 2009
                                                                (must not be later than 90 days after the certificate is filed)
5. Officer Signature (Required):   x  /s/ Carl A. Chase____________
                                                                 Carl A. Chase, Chief Financial Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.